Exhibit 99.3

Set forth below is Item 1A from our Annual Report on Form 10-K for the year ended December 31, 2011, updated through September 30, 2012. All data in the following is as of September 30, 2012 unless otherwise expressly stated. References to page numbers within Item 1A have been conformed to this presentation; other cross-references are to page numbers in our Annual Report on Form 10-K for the year ended December 31, 2011, which is referred to as our 2011 annual report, or to our 2011 Annual Report to Shareholders, which was an exhibit to our 2011 annual report.

ITEM 1A
RISK FACTORS

          This Item outlines specific risks that could affect the ability of our various businesses to compete, change our risk profile, or materially impact our financial results and condition. Our operating environment continues to evolve and new risks continue to emerge. To address that challenge we have a risk management governance structure that oversees processes for monitoring evolving risks and oversees various initiatives designed to manage and control our potential exposure.

          The following discussion highlights risks which could impact us in material ways by causing our future results to differ materially from our past results, by causing future results to differ materially from current expectations, or by causing material changes in our financial condition. In this Item we have outlined risks that we believe are important to us at the present time. However, other risks may prove to be important in the future, and new risks may emerge at any time. We cannot predict with certainty all potential developments which could materially affect our financial performance or condition.

TABLE OF ITEM 1A TOPICS

Forward-Looking Statements

          Our 2011 annual report, including materials incorporated into it, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to our beliefs, plans, goals, expectations, and estimates. Forward-looking statements are statements that are not a representation of historical information but rather are related to future operations, strategies, financial results or other developments. The words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “should,” “is likely,” “will,” “going forward,” and other expressions that indicate future events and trends identify forward-looking statements.

          Forward-looking statements are necessarily based upon estimates and assumptions that are inherently subject to significant business, operational, economic and competitive uncertainties and contingencies, many of which are beyond our control, and many of

Exhibit 99.3

which, with respect to future business decisions and actions (including acquisitions and divestitures), are subject to change. Examples of uncertainties and contingencies include, among other important factors: global, general, and local economic and business conditions, including economic recession or depression; the level and length of deterioration in the residential housing and commercial real estate markets; potential requirements for us to repurchase previously sold or securitized mortgages or securities based on such mortgages; potential claims relating to the foreclosure process; expectations of and actual timing and amount of interest rate movements, including the slope of the yield curve, which can have a significant impact on a financial services institution; market and monetary fluctuations, including fluctuations in mortgage markets; inflation or deflation; customer, investor, regulatory, and legislative responses to any or all of these conditions; the financial condition of borrowers and other counterparties; competition within and outside the financial services industry; geopolitical developments including possible terrorist activity; natural disasters; effectiveness and cost-efficiency of our hedging practices; technological changes; fraud, theft, or other incursions through conventional, electronic, or other means; demand for our product offerings; new products and services in the industries in which we operate; and critical accounting estimates. Other factors are those inherent in originating, selling, servicing, and holding loans and loan-based assets including prepayment risks, pricing concessions, fluctuation in U.S. housing and other real estate prices, fluctuation of collateral values, and changes in customer profiles. Additionally, the actions of the Securities and Exchange Commission (SEC), the Financial Accounting Standards Board (FASB), the Office of the Comptroller of the Currency (OCC), the Board of Governors of the Federal Reserve System (Federal Reserve), Financial Industry Regulatory Authority (FINRA), Federal Deposit Insurance Corporation (FDIC), the Consumer Financial Protection Bureau (Bureau), the Financial Stability Oversight Council (Council), and other regulators; regulatory, administrative, and judicial proceedings and changes in laws and regulations applicable to us; and our success in executing our business plans and strategies and managing the risks involved in the foregoing, could cause actual results to differ, perhaps materially, from those contemplated by the forward-looking statements.

          We assume no obligation to update or revise, whether as a result of new information, future events, or otherwise, any forward-looking statements that are made in our 2011 annual report or in any other statement, release, report, or filing from time to time. Actual results could differ and expectations could change, possibly materially, because of one or more factors, including those factors listed above or presented below, in other sections of our 2011 annual report, or in material incorporated by reference into our 2011 annual report. Readers of our 2011 annual report should carefully consider the factors discussed in this Item below, among others, in evaluating forward-looking statements and assessing our prospects.

Competition Risks

          We are subject to intense competition for customers. Our primary areas of competition for customers include: retail and commercial deposits and bank loans, wealth management, personal or consumer loans including home mortgages and lines of credit, capital markets products and services, and other consumer and business financial products and services. Our competitors in these areas include national, state, and non-US banks, savings and loan associations, credit unions, consumer finance companies, trust companies, investment counseling firms, money market and other mutual funds, insurance companies and agencies, securities firms, mortgage banking companies, hedge funds, and other financial services companies that serve the markets which we serve. Some competitors are banks, subject to the same regulatory regime as we are, while others are not banks and in many cases experience a significantly different or reduced degree of regulation. We expect that competition will continue to grow more intense with respect to most of our products and services. Heightened competition tends to put downward pressure on revenues from affected items, upward pressure on marketing and other promotional costs, or both. For additional information regarding competition for customers, refer to the “Competition” heading of Part I, Item 1 beginning on page 16 of our 2011 annual report.

          We compete to raise capital in the equity and debt markets. See “Liquidity and Funding Risks” beginning on page 17 of this Item 1A for additional information concerning this risk.

Exhibit 99.3

          We also compete to hire, retain and motivate our employees. The primary tools we use to attract and retain talent are: salaries; commission, incentive, and retention compensation programs; retirement benefits; change in control severance benefits; health and other welfare benefits; and our corporate culture. To the extent we are unable to use these tools effectively, we face the risk that, over time, our best talent will leave us and we will be unable to replace those persons effectively.

Risk From Economic Downturns and Changes

          Generally in an economic downturn our credit losses increase, demand for our products and services declines and the credit quality of our loan portfolio declines. Delinquencies and credit losses generally increase during economic downturns due to an increase in liquidity problems for customers and downward pressure on collateral values. Likewise, demand for loans (at a given level of creditworthiness), deposit and other products, and financial services may decline during an economic downturn, and may be adversely affected by other national, regional, or local economic factors that impact demand for loans and other financial products and services. Such factors include, for example, changes in interest rates, real estate prices, or expectations concerning rates or prices. Accordingly, an economic downturn or other adverse economic change (local, regional, national, or global) can hurt our financial performance in the form of higher loan losses, lower loan production levels, lower deposit levels, and lower fees from transactions and services.

          Since 2007 our operating results have been adversely affected by such a weakness in the economy, especially in real estate markets and commercial lending. Through September 30, 2012, we continued to experience overall credit quality improvement, but with volatility from quarter to quarter in some portfolios and (by historical norms) loss reserves, loan losses, and nonperforming assets, that continued to be elevated. In particular, the implementation of regulatory guidance related to performing junior liens behind first liens with performance issues and loans that have been discharged through bankruptcy has negatively affected asset quality trends in 2012. Net charge-offs were $131.8 million in 2007, and increased to $572.8 million and $832.3 million in 2008 and 2009, respectively. Beginning in 2010, net charge-offs began to decline and reached $324.4 million in 2011, and through September 30, 2012, were $165.6 million. In 2007, the provision for loan losses was $272.8 million and then peaked at $1.1 billion in 2008. In 2009, the annual provision began to steadily decline and was $44.0 million in 2011 and $63.0 million through third quarter 2012. Nonperforming assets (“NPAs”) followed similar trends as the loan loss provision with the level of NPAs peaking in 2008 and continuing to decline through September 30, 2012. We expect asset quality trends to be relatively stable to slightly improving in 2013; that expectation depends upon a continued mild economic recovery, among other things, which may or may not occur. However, such trends may also be impacted by future regulatory guidance similar to that mentioned in this Item 1A under the caption “Accounting Risks” beginning on page 20. If the strength of the U.S. economy in general and the strength of the local economies in which we conduct operations in particular decline, that could result in, among other things, a deterioration in credit quality with corresponding adverse effects on our loan portfolio and loan loss provision.

Risks Associated with Monetary Events

          The Federal Reserve has implemented significant economic strategies that have impacted interest rates, inflation and the shape of the yield curve. In recent years the Federal Reserve has implemented a series of domestic monetary initiatives in response to economic conditions. Several of these have emphasized so-called quantitative easing strategies. Other significant monetary strategies could be implemented in the future. Such strategies can, and often are intended to, affect the domestic money supply, inflation and interest rates, and the shape of the yield curve. Among other things, quantitative easing strategies are intended to create or maintain a low interest rate environment and to stimulate economic activity. Risks associated with interest rates and the yield curve are discussed in this Item under the caption “Interest Rate and Yield Curve Risks” beginning on page 18. Such strategies also can affect the U.S. and world-wide financial systems in ways that may be difficult to predict.

          We may be adversely affected by the difficult economic and political situation in Europe. During 2011 and 2012 the economic and political situation in Europe became uncertain due in part to monetary and financial

Exhibit 99.3

stresses. Although we have little direct exposure to Euro-denominated assets or to European debt, in the future major adverse events in Europe could have a substantial indirect adverse impact upon us. Key potential events which could have such an impact include (i) sovereign debt default (default by one or more European governments in their borrowings), (ii) European bank and/or corporate debt default, (iii) market and other liquidity disruptions, and, if stresses become especially severe, (iv) the collapse of the European Union as a coherent economic group and/or the collapse of its currency, the Euro. Such events could impact us because the U.S. financial system is linked in many ways to the European financial system, particularly through the larger U.S. institutions and the Federal Reserve. Also, European and American markets are substantially linked so that, for example, a liquidity freeze-up in Europe could quickly impact liquidity for us in U.S. markets. The methods by which such events could adversely affect us are highly varied but broadly include the following: an increase in our cost of borrowed funds or, in a worst case, the unavailability of borrowed funds through conventional markets; impacts upon our hedging and other counterparties, especially those which have European business relationships or hold Euro assets; impacts upon our customers, especially those which have European business relationships or hold Euro assets; impacts upon the U.S. economy, especially in the areas of employment rates, real estate values, interest rates, and inflation/deflation rates; and impacts upon us from our regulatory environment, which can change substantially and unpredictably from possible political response to major financial disruptions.

Strategic Objectives

          We may be unable to successfully implement our strategy to grow our retail/commercial banking and capital markets businesses. In 2007 and 2008 we modified our strategy in response to substantial and rapid changes in business conditions. As part of this change in strategy, in 2008 we sold our national mortgage platforms, closed our national specialty lending operations, and renewed our emphasis on financial services in our traditional Tennessee-based markets. Since 2008, and continuing in 2011, we have continued to sell or close units which have not performed or which do not complement our strategy. The 2008 sale of the national mortgage platforms and closure of national specialty lending have contributed to significant declines in the amount of loans we originate. Between the end of 2008 and third quarter 2012, loans within our non-strategic portfolio have declined 58 percent to $3.9 billion.

          Although our current strategy is expected to evolve as business conditions continue to change, at present our strategy’s primary components are to invest capital and other resources in our retail/commercial banking business and in our capital markets business. In any case growth is expected to be coordinated with a focus on stronger and more stable returns on capital. Our growth in the past has been primarily organic rather than through substantial acquisitions, and in recent years we have expanded organically into contiguous markets with characteristics similar to our traditional ones. In the future, we may also rely on acquisitions if appropriate opportunities, within or outside of our current markets, present themselves. We believe that the successful execution of our strategy depends upon a number of key elements, including:

•	our ability to attract and retain banking customers in our regional banking market areas;
•

our ability to achieve and maintain stability in our earnings while pursuing new business opportunities which, in the current operating environment, may emphasize customers that are predisposed to change their demand for our products quickly;

•

in our capital markets business, our ability to maintain or strengthen our existing customer relationships while at the same time identifying and successfully executing upon opportunities to provide new or existing products and services to new or existing customers in the US and overseas;

•

our ability to develop and retain profitable customer relationships while expanding or enhancing our existing information processing, technology, and other operational infrastructures effectively and efficiently;

•	our ability to manage the liquidity and capital requirements associated with organic growth; and
•	our ability to manage any operational, cultural, liquidity, or capital risks associated with growth through purchases.

Exhibit 99.3

We have in place strategies designed to achieve those elements that are significant to us at present. Our challenge is to execute those strategies and adjust them, or adopt new strategies, as conditions change.

          To the extent we engage in bank or non-bank business acquisitions, we face various risks associated with that practice, including:

•	our ability to identify, analyze, and correctly assess the execution, credit, contingency, and other risks in the acquisition and to price the transaction appropriately;
•	our ability to integrate the acquired company into our operations quickly and cost-effectively;
•	our ability to integrate the franchise value of the acquired company with our own; and,
•	our ability to retain core customers and key employees of the acquired company.

          At times a company must consider exiting businesses or units that no longer fit into management’s plans for the future. We have made several exit moves in recent years and could make others again as we continue to adapt to a changing business and regulatory environment. Key risks associated with exiting a business include:

•	our ability to price a sale transaction appropriately and otherwise negotiate acceptable terms;
•	our ability to identify and implement key customer, technology systems, and other transition actions to avoid or minimize negative effects on retained businesses;
•	our ability to assess and manage any loss of synergies that the exited business had with our retained businesses; and
•	our ability to manage capital, liquidity, and other challenges that may arise in the event of an exit that results in significant cash expenditures or a financial loss.

Risks Related to Exited Businesses

          We have significant risks from the businesses we have exited, including mortgage loan repurchase risk, claims of improper foreclosure practices and higher default rates on loans made by our former businesses. In 2008 we sold or closed our national mortgage and national specialty lending businesses. However, we retain as assets many of the loans that those businesses created. Most of those loans are secured by residential or other real estate situated across the U.S. We also retain a substantial portion of the mortgage servicing rights that we previously serviced, we continue to maintain hedge positions that we obtain to manage certain risks related to those retained servicing rights, and we retain the risk of liability to parties with whom we made contracts in the course of operating those businesses. These legacy assets and positions continue to impose risks on us. Key risks include:

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We have experienced elevated losses related to claims that we did not comply with contractual or other legal requirements when we sold or securitized mortgage loans. Losses at elevated levels may continue for some time to come. In 2008, we recognized expense related to obligations to repurchase loans of $29.5 million and that expense increased to $147.8 million in 2009 and $189.8 million in 2010 before declining to $159.6 million in 2011. In second quarter 2012, we recognized $250.0 million in charges to increase the repurchase reserve as a result of significant new information received from Fannie Mae bringing the repurchase and foreclosure provision to $299.3 million for the nine months ended September 30, 2012. Additional information concerning this risk appears in “Legacy Mortgage Business Risks” beginning on page 6 of this Item 1A.

•

We could be subject to claims that foreclosures and other servicing-related actions taken by us, or on our behalf, were done improperly. Additional information concerning this risk appears in “Legacy Mortgage Business Risks” beginning on page 6 of this Item 1A.

•

The consumer and commercial loans on our books from our former national specialty lending business have experienced significantly higher default and loss rates compared to pre-recession years. For example,

Exhibit 99.3

due to declining home values, home loans secured on a second-lien basis in a significant number of cases have little or no collateral value to cover the loan if it defaults. Accordingly, a default on such a loan today will result in a much higher loss severity than would have resulted shortly after the loan was originated.

•	The incidence of counterparty loss on hedges, swaps, and other such instruments associated with mortgage servicing rights may rise as those counterparties experience financial stress or failure.

Other trends adverse to us may emerge from these legacy assets and positions as counterparties are stressed by economic conditions, both domestic and global, and of course some of these impacts apply to continuing businesses. Over time those losses and risks related to legacy items should diminish since those exited businesses will not generate new loans and new contracts, but it is not possible to predict when that may occur.

Legacy Mortgage Business Risks

          Like many other financial institutions that originated and sold significant amounts of mortgage loans, we have experienced elevated exposure to repurchase obligations from entities which purchased mortgages and mortgage-backed securities from us. Prior to August 2008, we originated loans through our legacy mortgage business, primarily first lien home loans, with the intention of selling them. A substantial majority of such loans were sold to or guaranteed by government agencies (“Agencies”) or were sold to other purchasers. Two primary types of these sales occurred: so-called whole loan sales; and sales through First Horizon branded proprietary securitizations. Whole loan sales were primarily to two Agencies but also were to other purchasers; in those cases we contracted with the buyers directly. The securities issued in the proprietary securitizations were backed by the loans sold and were sold to many types of investors including the Agencies and federal home loan banks; in those cases we have contractual relationships with the underwriters of the securities and with the trustees holding the loans, and we provided investors with information at the time of sale in the form of offering documents. In some cases the whole loans sold by us were securitized by the purchaser. In some cases the loans or securities were insured, as mentioned below, and in those cases we contracted with the insurers. As described below, we retain risk of loss in connection with each of those past relationships, and that risk varies greatly with the type of relationship.

          From 2005 through 2008, we originated and sold $69.5 billion original principal amount of first lien mortgage loans in whole-loan transactions involving the Agencies. Of that, $57.6 billion was sold to two government-sponsored enterprises (“GSEs”): Federal National Mortgage Association (“Fannie Mae”) and Federal Home Loan Mortgage Corporation (“Freddie Mac”). The remainder was guaranteed by the Government National Mortgage Association (“Ginnie Mae”). Although additional GSE whole-loan sales occurred in earlier years, a substantial majority of GSE repurchase requests (discussed below) have come from the 2005-8 period. In addition, from 2005 through 2007 we sold $26.7 billion original principal amount of first lien mortgage loans in First Horizon branded securitizations. Additional proprietary securitizations occurred in earlier periods, but the pending claims (discussed below) relate to those three years. During the period from 2000 through 2007 we also securitized HELOC and second-lien loans without recourse in proprietary transactions (“HELOC securitizations”).

          Whole-loan purchasers have increased their efforts to seek to require loan sellers to repurchase those loans or to reimburse purchasers for losses related to those loans when losses are incurred due to actual or alleged failure to strictly conform to the purchase contract representations or warranties. A substantial majority of our whole loan sales were to GSEs. The representations and warranties generally are broader for whole loans sold to the GSEs and other purchasers than they are for the loans sold through our proprietary securitizations. GSE representations and warranties claims typically include claims that loans had missing or insufficient file documentation or that loans were obtained through fraud by borrowers or other third parties such as appraisers. As a result, we face pressure from GSE and other whole-loan purchasers to repurchase those loans or to make the purchaser whole, and we face expenses to administer and defend against such claims.

Exhibit 99.3

          For loans sold in proprietary securitizations we have potential exposure for investment rescission or damages arising from legal claims that the offering documents under which the loans were securitized were materially deficient. As of September 30, 2012, we were a defendant in a total of six such lawsuits. Additionally, as of that date we had received indemnity demands from underwriters for certain expenses and losses incurred in three other suits but had not been named a defendant. Since that date we have received two indemnity demands related to one additional suit. Other lawsuits or requests for indemnification may be brought in the future. There is also potential repurchase exposure and rescission risk associated with our proprietary securitizations under the contracts with trustees through which the securitizations were created. Our securitization trustee could initiate a repurchase process on its own or at the behest of a sufficient percentage of securitization investors. However, the repurchase process is more difficult for securitization investors to initiate than it is for GSEs in whole loan sales. At September 30, 2012, no such repurchase requests had been received with respect to our first-lien mortgage securitizations. At September 30, 2012, based on applicable accounting guidance associated with contingencies, we had no reserve for potential losses associated with private first-lien mortgage securitizations.

          The HELOC securitizations are credit enhanced, or “wrapped,” by a monoline insurance company. Contractual representations and warranties were made to the monoline insurers, and we have received repurchase requests from a monoline insurer based on those contractual provisions. A monoline insurer for one of these securitizations reportedly has become insolvent, and we are unable to estimate what, if any, loss exposure that insolvency may create for us. Because of interests we retained, the loans held in our HELOC securitizations generally are recognized on our balance sheet as secured or restricted assets. Loss content for those loans is evaluated and recognized on our financial statements quarterly within the Allowance for Loan Losses. As a result, when we repurchase securitized HELOC loans the event typically has little immediate impact on our income statement. At September 30, 2012, based on the information available and applicable accounting guidance, we had no reserve for potential losses associated with private HELOC securitizations other than the reserve within the Allowance for Loan Losses.

          A significant portion of the loans we sold to GSEs, and some of the loans in proprietary securitizations, were required to have private mortgage insurance (“MI”). We have received MI cancellation notices from the insurers which wrote these policies based on claims of fraud or misrepresentations relating to the insured loans. To date a majority of MI cancellations have involved loans sold to GSEs. Although unresolved MI cancellation notices are not formal repurchase requests, we include these in the active repurchase request pipeline when analyzing and estimating loss content in relation to the loans sold to GSEs. One MI insurer involved with loans we sold reportedly has become insolvent. We do not expect its failure to create new exposure for us, but it will increase the amount of our loss associated with any related repurchases. The pipeline of repurchase requests, including related unresolved MI cancellation notices as of September 30, 2012, and December 31, 2011, 2010, and 2009 was $446.3 million, $383.5 million, $534.2 million, and $255.7 million, respectively. At the end of the third quarter 2012, GSEs accounted for nearly all of the actual repurchase/make-whole requests in the pipeline.

          Our liability for repurchase losses is assessed quarterly. Although not all loans repurchased are in arrears or default, as a practical matter most have been. As a result, loss recognition for repurchased loans as a group has been much higher than for consumer loans typically held in our portfolio. Also, although we re-evaluate our reserves for repurchase losses each quarter, evaluations of that sort necessarily are estimates and there remains a risk that the reserves will not be adequate. Moreover, until second quarter 2012, our ability to estimate our repurchase exposure had been limited by our lack of access to relevant data regarding the underlying loans that we do not service. That limitation resulted in volatility in our provision expense from quarter to quarter. In the second quarter of 2012 we recognized $250 million of expense based on substantial new information received from one of the two GSEs. That information allowed us, for the first time, to estimate loss over all GSE loans sold. In the future, changes in the information we obtain from the GSEs could cause further volatility in our provision expense for repurchase. The liability for repurchase and foreclosure losses was $293.5 million, $167.4 million and $185.4 million on September 30, 2012, December 31, 2011, and 2010, respectively.

Exhibit 99.3

          While the vast majority of claims made to date relate to whole-loan sales to GSEs, claims have been made with respect to other purchasers and investors. The number of repurchase requests, MI cancellation notices, or lawsuits may increase materially over time. An increase in the volume of such claims beyond what we are currently experiencing, or an increase in the loss rate we experience upon resolution of these claims, could adversely affect our financial condition and results of operations.

          Additional information concerning risks related to our former mortgage businesses and our management of them, all of which is incorporated into this Item 1A by this reference, is set forth: under the captions “Repurchase Obligations, Off-Balance Sheet Arrangements, and Other Contractual Obligations” beginning on page 54, “Repurchase and Foreclosure Liability” beginning on page 60, and “Repurchase and Foreclosure Liability” beginning on page 69 of the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of our 2011 Annual Report to Shareholders, which is part of the material from that Report that has been incorporated by reference into Item 7 of Part II of our 2011 annual report; and under the captions “Mortgage Securitization Litigation” and “Legacy Home Loan Sales and Servicing” in Note 18 – Contingencies and Other Disclosures beginning on pages 133 and 135, respectively, which is part of the material from that Report that has been incorporated by reference into Item 8 of Part II of our 2011 annual report.

          Although we sold our mortgage servicing business in 2008, we have significant exposures related to the mortgage servicing obligations and assets which we still retain and related to the subservicing arrangements we have made since that sale. State and federal officials and regulators have announced and commenced inquiries and investigations into the procedures followed by mortgage servicing companies and banks in completing affidavits relating to foreclosures and into the authority of the servicer to foreclose if assignments of legal interests in the mortgage loans have not been properly recorded. The attorneys general of all 50 states concluded a joint investigation of foreclosure practices across the industry and proposed significant changes in servicing practices related to foreclosures and substantial penalties. In 2012 the Justice Department announced that the federal government and attorneys general of 49 states had reached a $25 billion settlement agreement with five of the largest servicers to address mortgage loan servicing and foreclosure abuses. We were not a party to this settlement but the terms of it may affect later actions involving us. President Obama has established a mortgage fraud task force to investigate mortgage servicing and related practices and the Bureau recently has adopted significant changes to servicing rules which are likely to increase the cost and compliance risks of servicing mortgage loans. Additional state or federal inquiries or investigations may be commenced. We cannot predict the ultimate outcome of these inquiries, actions, or regulatory changes or the impact that they could have on our financial condition, results of operations, or business.

          The OCC has issued supervisory guidance regarding consumer foreclosure practices applicable to national banks, including our Bank. The guidance draws upon industry regulators’ experience with 14 large mortgage servicing companies. Pursuant to the guidance our Bank conducted a self-assessment of its past and present foreclosure practices, which was reported to the OCC. The guidance also requires our Bank to monitor its first-lien mortgage servicer and servicing vendors, to follow certain governance practices, and to take corrective action regarding any deficiencies or weaknesses uncovered in the assessment. Corrective action includes remediation for customers who have experienced financial harm as a result of such deficiencies. The ultimate financial impact to our Bank of this assessment and remediation process is unknown.

          We are aware that some local and state government agencies have begun to assert claims against mortgage owners, trustees, and servicers related generally to maintenance of foreclosed and other properties, including in some cases properties which we own or with which we are otherwise involved. The number and scope of such claims may increase significantly as more foreclosures are completed across the U.S. in circumstances where, for market or other reasons, the property is not sold immediately to an unrelated third party.

          When we sold our servicing business in 2008 we retained significant servicing obligations and assets. At that time we engaged as our subservicer the purchaser of our business. In 2011 that engagement expired and we

Exhibit 99.3

engaged a new subservicer. Our former subservicer has experienced significant losses in connection with its servicing business based in part on the circumstances outlined above and in connection with a Consent Decree relating to same with the OCC, and has informed us that it expects us to reimburse it for a significant portion of those costs under our subservicing agreement. We disagree with our former subservicer’s position and have made no reimbursements. We also believe that certain amounts billed us by agencies for penalties and curtailments for actions by the subservicer prior to the subservicing transfer but billed after that date are owed by the subservicer. In December, 2012, the subservicer entered into a settlement agreement with the OCC along with 13 other large mortgage servicers that replaced the Consent Decree and its foreclosure lookback process and requires remediation for all borrowers with “in process” foreclosures from 2009 - 2010. This disagreement has the potential to result in litigation and, in any such future litigation, the claim against us may be substantial.

          Additional information concerning risks related to servicing and foreclosure practices and our management of them, all of which is incorporated into this Item 1A by this reference, is set forth: under the captions “Repurchase and Foreclosure Liability” beginning on page 60, “Foreclosure Practices” beginning on page 65, and “Repurchase and Foreclosure Liability” beginning on page 69 of the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of our 2011 Annual Report to Shareholders, which is part of the material from that Report that has been incorporated by reference into Item 7 of Part II of our 2011 annual report; and under the caption “Servicing and Foreclosure Practices” in Note 18 – Contingencies and Other Disclosures, beginning on page 139 of our 2011 Annual Report to Shareholders, which is part of the material from that Report that has been incorporated by reference into Item 8 of Part II of our 2011 annual report.

Reputation Risks

          Our ability to conduct and grow our businesses, and to obtain and retain customers, is highly dependent upon external perceptions of our business practices and our financial stability. Our reputation is, therefore, a key asset for us. Our reputation is affected principally by our own practices and how those practices are perceived and understood by others. Adverse perceptions regarding the practices of our competitors, or our industry as a whole, also may adversely impact our reputation. In addition, negative perceptions relating to parties with whom we have important relationships may adversely impact our reputation. Senior management oversees processes for reputation risk monitoring, assessment, and management.

          Damage to our reputation could hinder our ability to access the capital markets or otherwise impact our liquidity, could hamper our ability to attract new customers and retain existing ones, could impact the market value of our stock, could create or aggravate regulatory difficulties, and could undermine our ability to attract and retain talented employees, among other things. Adverse impacts on our reputation, or the reputation of our industry, may also result in greater regulatory and/or legislative scrutiny, which may lead to laws or regulations that change or constrain our business or operations. Events that result in damage to our reputation also may increase our litigation risk.

Credit Risks

          We face the risk that our customers may not repay their loans and that the realizable value of collateral may be insufficient to avoid a charge-off. We also face risks that other counterparties, in a wide range of situations, may fail to honor their obligations to pay us. In our business some level of credit charge-offs is unavoidable and overall levels of credit charge-offs can vary over time. Since 2007 our credit charge-offs, especially related to lending, increased to historically high levels. Net charge-offs were $131.8 million in 2007, and increased to $572.8 million and $832.3 million in 2008 and 2009, respectively. Beginning in 2010, net charge-offs began to decline and reached $324.4 million in 2011, and through September 30, 2012, were $165.6 million. In the most recent years, our credit charge-offs and reserves have declined. As of September 30, 2012, the level of credit reserves declined below the 2007 amount of $342.3 million. The allowance for loan loss was $281.7 million as of September 30, 2012, $384.4 million at the end of 2011, $664.8 million in 2010, $896.9 million in 2009, and $849.2 million in 2008.

          Our ability to manage credit risks depends primarily upon our ability to assess the creditworthiness of loan customers and other counterparties and the value of any collateral, including real estate. We manage lending credit risk by attempting to diversify our loan portfolio, by managing its granularity, and by recording and managing an allowance for loan losses based on the factors mentioned above and in accordance with applicable accounting rules.

Exhibit 99.3

We record loan charge-offs in accordance with accounting and regulatory guidelines and rules. As indicated in this Item under the caption “Accounting Risks” beginning on page 20 of this Item 1A, these guidelines and rules could change and cause provision expense or charge-offs to increase, or to be recognized on an accelerated basis, for reasons related or unrelated to the underlying performance of our portfolio. Moreover, the SEC could take accounting positions applicable to our holding company that may be inconsistent with those taken by the OCC or other regulators for the Bank. We manage other counterparty credit risk in a variety of ways, some of which are discussed in other parts of this Item 1A and all of which have as a primary goal the avoidance having too much risk concentrated with any one counterparty.

          A significant challenge for us is to keep the credit and other models and approaches we use to originate and manage loans updated to take into account changes in the competitive environment, in real estate prices and other collateral values, and in the economy, among other things, based on our experience originating loans and servicing loan portfolios. In recent years we have changed our models and approaches based on changes in circumstances, and we will continue to do so as conditions change. At times those changes have had significant impacts upon our reported financial results and condition. In addition, we use those models and approaches to manage our loan portfolios and lending businesses. To the extent our models and approaches are not consistent with underlying real-world conditions, our management decisions could be misguided or otherwise adversely affected with substantial adverse consequences to us. Additional information concerning credit risks and our management of them is set forth under the captions “Credit Risk Management” beginning on page 48 and “Allowance for Loan Losses” beginning on page 67 of the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of our 2011 Annual Report to Shareholders, which is part of the material from that Report that has been incorporated by reference into Item 7 of Part II of our 2011 annual report.

          The current prolonged low-interest rate environment has created a challenge for us and other banks to balance taking on higher risk against the need for income or yield. This challenge applies not only to credit risk in our lending activities but also to default and rate risks regarding our investments which, as they mature, must be reinvested at current rates.

Operational Risks

          Our ability to conduct and grow our businesses is dependent in part upon our ability to create and maintain an appropriate operational and organizational infrastructure, manage expenses, and recruit and retain personnel with the ability to manage a complex business. Operational risk can arise in many ways, including: errors related to failed or inadequate physical, operational, information technology, or other processes; faulty or disabled computer or other technology systems; fraud, theft, physical security breaches, electronic data and related security breaches, or other criminal conduct by employees or third parties; and exposure to other external events. Inadequacies may present themselves in a myriad of ways, and actions taken to manage one risk may be ineffective against others. For example, information technology systems may be insufficiently redundant to withstand a fire, incursion, or other major casualty, and they may be insufficiently adaptable to new business conditions or opportunities. Efforts to make such systems more robust may also make them less adaptable. Also, our efforts to control expenses, which is a significant priority for us in the current business environment, increases our operational challenges as we strive to maintain customer service and compliance quality at lower cost.

          A serious electronic security breach can cause significant damage and at the same time be difficult to detect even after it occurs. Among other things, that damage can occur due to outright theft of funds, fraud or identity theft perpetrated on customers, or adverse publicity associated with the breach and its potential effects. Perpetrators potentially can be employees, customers, and certain vendors, all of whom legitimately have access to some portion of our systems, as well as outsiders with no legitimate access. Because of the potentially very serious consequences associated with these risks, our electronic systems and their upgrades address internal and external security concerns to a higher degree than might be true of many companies in other industries, and our systems have to comply with applicable banking and other regulations pertaining to bank safety and customer protection.

Exhibit 99.3

Although many of our defenses are systemic and highly technical, others are much older and more basic. In particular, periodically we train all our employees to recognize red flags associated with fraud, theft, and other electronic crimes, and we “train” our customers as well through regular and episodic security-oriented communications. We expect our systems and the regulatory requirements to continue to evolve as technology and criminal techniques also continue to evolve.

          The operational functions we outsource to third parties may experience similar errors or disruptions that could adversely impact us and over which we may have limited control and, in some cases, limited ability to quickly obtain an alternate vendor. To the extent we increase our reliance on third party vendors to perform or assist operational functions; the challenge of managing the associated risks becomes more difficult.

          For example, in 2008 we sold our national mortgage origination and servicing platforms. We retained significant servicing right assets, however. Of practical necessity, we have outsourced our servicing functions to a third party. In 2011 we transferred our servicing relationship from the 2008 purchaser of our platform to a new vendor. The complexity and significant cost of that change illustrate the risks and costs associated with any change in those vendors which provide detailed and substantial services to us. For example, in fourth quarter 2011, (the first full quarter of subservicing by the new vendor), our subservicing costs were $9.8 million compared to $4.8 million in second quarter 2011 (the last full quarter of subservicing by the platform buyer). Such subservicing costs remained elevated in 2012. Managing the operational, compliance, reputational, liability, and other risks associated with this level of outsourcing in those business areas is an ongoing challenge for us.

          Failure to build and maintain the necessary operational infrastructure, failure of that infrastructure to perform its functions, or failure of our disaster preparedness plans if primary infrastructure components suffer damage, can lead to risk of loss of service to customers, legal actions, and noncompliance with applicable laws or regulatory standards. Additional information concerning operational risks and our management of them, all of which is incorporated into this Item 1A by this reference, appears under the caption “Operational Risk Management” beginning on page 48 of the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of our 2011 Annual Report to Shareholders, which is part of the material from that Report that has been incorporated by reference into Item 7 of Part II of our 2011 annual report.

Service Risks

          We provide a wide range of services to customers, and the provision of these services may create claims against us that we provided them in a manner that harmed the customer or a third party, or was not compliant with applicable laws or rules. Our services include fiduciary, custodial, depositary, funds management, and advisory services, among others. We manage these risks primarily through training programs, compliance programs, and supervision processes. Additional information concerning these risks and our management of them appears under the captions “Operational Risk Management” and “Compliance Risk Management” each beginning on page 48 of the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of our 2011 Annual Report to Shareholders, which is part of the material from that Report that has been incorporated by reference into Item 7 of Part II of our 2011 annual report.

Regulatory, Legislative, and Legal Risks

          The regulatory environment is challenging, and we are becoming subject to more onerous regulations. We operate in a heavily regulated industry. The regulatory environment has been changing more rapidly in recent years, and the regulatory burdens generally have been increasing, as a result of recent events affecting traditional banking, mortgage banking, and financial markets generally. Heightened levels of regulatory change are likely to continue for at least the next several years.

Exhibit 99.3

          We are subject to many banking, deposit, insurance, securities brokerage and underwriting, and consumer lending regulations in addition to the rules applicable to all companies publicly traded in the U.S. securities markets and, in particular, on the New York Stock Exchange. Failure to comply with applicable regulations could result in financial, structural, and operational penalties. In addition, efforts to comply with applicable regulations may increase our costs and/or limit our ability to pursue certain business opportunities. See “Supervision and Regulation” in Item 1 of our 2011 annual report, beginning on page 5 of that report, for additional information concerning financial industry regulations. Federal and state regulations significantly limit the types of activities in which we, as a financial institution, may engage. In addition, we are subject to a wide array of other regulations that govern other aspects of how we conduct our business, such as in the areas of employment and intellectual property. Federal and state legislative and regulatory authorities increasingly consider changing these regulations or adopting new ones. Such actions could further limit the amount of interest or fees we can charge, could further restrict our ability to collect loans or realize on collateral, could affect the terms or profitability of the products and services we offer, or could materially affect us in other ways. Additional federal and state consumer protection regulations also could expand the privacy protections afforded to customers of financial institutions, restricting our ability to share or receive customer information and increasing our costs.

          The following paragraphs highlight certain specific important risk areas related to regulatory and legal matters currently. These paragraphs do not describe these risks exhaustively, and they do not describe all such risks that we face currently. Moreover, the importance of specific risks will grow or diminish as circumstances change.

          We and our Bank both are required to maintain certain regulatory capital levels and ratios. Those requirements are increasing. In 2012 our regulators proposed significant changes in, and increases to, a number of required regulatory capital levels and ratios. The proposals are complex and the application of many major elements remains unclear. However, the overall impact of the proposals will be to increase the capital we are required to maintain compared to current required regulatory levels and reduce our capacity to create earnings from our capital.

          International banking industry regulators have largely agreed upon significant changes in the regulation of capital required to be held by banks and their holding companies to support their businesses. The new international rules, known as “Basel III”, generally increase the capital required to be held, narrow the types of instruments which will qualify as providing Tier 1 capital, and impose liquidity requirements. The Basel III requirements are complex and will be phased in over many years.

          The Basel III rules do not apply to U.S. banks or holding companies automatically. Among other things, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Reform Act”) requires U.S. regulators to reform the system under which the safety and soundness of banks and other financial institutions, individually and systemically, are regulated. That reform effort includes the regulation of capital. In 2012 the U.S. banking regulators issued notices of proposed rulemakings (“NPRs”) to implement the revised capital standards for U.S. financial institutions as required by the Reform Act. The NPRs include changes to the definition of capital and an increase in capital requirements that phase in over many years largely consistent with Basel III. In addition, the NPR addressing standardized risk-weighting of assets would significantly change the risk-weighting of certain assets for almost all U.S. financial institutions beginning in 2015. We cannot predict the extent the NPRs will be adopted as proposed.

          If financial losses were to become persistent, or if the new regulatory requirements are applied in an adverse manner, then at some point the ability of us or the Bank to meet applicable requirements could be adversely affected. For us and the Bank, current regulations require a total capital ratio of 8.00 percent and Tier 1 and Leverage ratios of 4.00 percent for capital adequacy purposes. As of September 30, 2012, our Total Capital ratio was 15.99 percent, Tier 1 Capital ratio was 13.15 percent, and Leverage ratio was 10.58 percent. For capital adequacy purposes the Bank must calculate its capital ratios after excluding financial subsidiaries as defined by the Gramm-Leach-Bliley Act of 1999. Under such rules, as of September 30, 2012, the Bank’s Total Capital, Tier 1 Capital and Leverage ratios were 16.62 percent, 14.67 percent, and 12.00 percent, respectively.

Exhibit 99.3

          Pressure to maintain appropriate capital levels and address business needs in a weak economy may lead to actions that could be dilutive or otherwise adverse to our shareholders, at least in the short term. Such actions that have occurred in the past three years include the elimination in 2008 of our twenty cents per share quarterly common cash dividend (which was reinstated at one cent per share in January 2011 and increased to five cents at the January 23, 2013 board meeting), two sales of our common stock and the issuance of a common stock warrant, and a contraction of our balance sheet (involving sales or other dispositions of assets or businesses) at times when market values were depressed. Further such actions could occur.

          The Reform Act made significant changes to how financial services companies are regulated.

          Many of the most sweeping changes in the Reform Act are not complete or specific but instead authorize potentially expansive new regulations to be issued in the future. At this time it is not known how the Reform Act and the regulations that eventually will be adopted under it will affect the financial services industry in general or our company in particular, and it could be several years before all the impacts are known. Although it is not possible to summarize in any detail the effects of this legislation, one likely overall impact upon us will be to increase our regulatory compliance and certain other costs significantly. In addition, it is possible that our operations and associated revenues will be constrained in some respects, perhaps significantly in some areas. Other than those mentioned elsewhere in this Item 1A, areas covered by the Reform Act which presently appear likely to present the greatest risks to us are mentioned below:

•

Due to the scope of the new regulations authorized, it is likely that our compliance costs will rise appreciably over the next several years, particularly in connection with consumer business, and a substantial portion of that increase likely will be permanent.

•

Final regulations under the Reform Act’s so-called Durbin Amendment were issued in 2011. Effective October 1 that year, they severely capped the interchange fees which banks are able to charge merchants for debit card transactions to 21 cents per transaction with an additional 5 basis points available to cover fraud losses. The cap represents a substantial reduction compared to the rates that prevailed in the market previously. It is estimated that our annual revenue from interchange fees has been reduced by approximately $15 million to $20 million. Unless the Amendment is changed or rescinded, that reduction is expected to be permanent.

•

A new regulatory agency was created: the Consumer Financial Protection Bureau, or “Bureau.” The Bureau has substantial authority over our consumer finance products and services, and therefore is likely to have a substantial impact on our retail financial services businesses. Although presently unknown, the Bureau’s rules could conflict with, and possibly override, our Bank’s primary regulator in consumer matters. Since the Bureau’s mission is not focused upon the safety and soundness of our Bank, conflicts of that sort could be significantly adverse to us. The Bureau’s rule-making authority is extensive, including such things as setting terms and conditions on consumer products and services and defining deceptive practices. The Bureau has proposed or issued a number of important rules recently affecting a wide range of consumer products such as home mortgages. The eventual impact of those and future rules is not known. The Bureau’s rules could substantially reduce revenues, increase costs and risks, and otherwise make our consumer products and services less profitable or unprofitable.

•

The Reform Act’s new requirements on mortgage lenders and securitizers could adversely impact our ability to conduct mortgage lending activities, and similarly could impact mortgage-lending banks which are customers of ours. Moreover, the Bureau’s new requirements for qualified mortgage loans could have the effect of reducing home purchases and property values, particularly in those areas in which homeowners disproportionately fall below the new minimum thresholds.

•	The Reform Act’s municipal advisor registration regime could adversely affect our capital markets and other activities with municipal customers.

•	The Federal Reserve, among other agencies, has proposed to implement the Reform Act’s so-called Volcker provisions. The 2011 proposal would prohibit financial services companies from engaging in

Exhibit 99.3

proprietary trading activities and from investing in and sponsoring hedge funds and private equity funds. Key definitions under the proposal are broad so that the proposal would regulate a wide range of activities. The proposal is far reaching and likely to impact the business operations of many if not most U.S. financial companies. Although at this time no final rule has been adopted and the impacts upon us remain highly uncertain, it is possible that the rule, when final, will require us to divest assets or curtail or close business operations. Such actions could have material adverse financial consequences as a result of immediate impacts such as losses realized on sale or closure, and ongoing impacts such as diminished sources of revenues and earnings.

•

Regulators have begun implementing new stress testing and other risk management regimes which are likely to continue to evolve. Stress testing processes require banks to estimate the impact on capital, liquidity, and other measures of safety of certain assumed environmental shocks. A failure to satisfy regulatory stress testing, or another new significant risk management standard, could result in the imposition of operating restrictions on us and require us to raise capital, which could adversely affect operating results or be dilutive to our shareholders.

•

The Reform Act is likely to substantially increase our deposit insurance costs. The assessment rate is expected to increase, at least temporarily, and the base upon which the assessment is made has been expanded from insured deposits to include all consolidated assets less tangible capital.

•

Regulators, including the Federal Reserve, the OCC, and the FDIC, have been given expansive authority to regulate compensation and many other matters throughout our company in connection with enhanced risk regulation functions. If new regulations in this area are severe, they could adversely impact our ability to attract or retain key employees and could make some business activities impractical for banks and bank holding companies.

•

The Reform Act has excluded certain items, including trust preferred securities, from Tier 1 capital of financial institutions having assets of $15 billion or more. A direct effect of this exclusion will be to remove $200 million of currently outstanding securities from our Tier 1 capital after a phase-out period has passed.

•

In 2011 the SEC adopted final rules implementing a whistleblower bounty provision of the Reform Act. Although its full impact is uncertain, eventually this rule is likely to increase our costs of dealing with certain types of employment disputes and it could weaken the effectiveness of our compliance and ethics “hotline” and other internal reporting processes.

•	Regulations under the Reform Act governing derivatives could adversely affect certain activities of our capital markets business.

•

There is a risk that the burden of many of the increased compliance costs could be uneven over the industry in terms of the impact to each institution’s efficiency ratio (the ratio of costs to revenues), leaving some institutions disadvantaged relative to others. Uneven outcomes could arise because: larger institutions may be able to bear some of the new costs more efficiently due to economies of scale; some new burdens do not apply to smaller institutions at all or are intended to impact community banks much less than regional, national, or international banks; and, there is a risk of unintended impacts. Uneven impact may be inevitable because in most cases each new burden will apply to a range of activities, institutions have differing mixes of business activities, and the various burdens will be unequal from one activity to the next.

          The new healthcare reform law may increase our costs, and there is a significant risk that the increases over time will be substantial. Many of the most significant provisions of this 2010 legislation depend upon substantial, and as yet unknown, regulations and other rules, and the application of many provisions are to be phased in over several years, with significant provisions first taking effect in 2013 and 2014. The overall impact of the law upon us will not be known for some time.

Exhibit 99.3

          A weakening of federal pre-emption may increase our compliance and operational costs and risk, and may increase them substantially. Most states and some communities have in place various laws pertaining to lending and other business activities conducted by banks, some of which may not be pre-empted by federal law. For many years the OCC took the position that it was the exclusive regulator of various aspects of national banks such as ours or their operating subsidiaries. This position allowed national banks to operate under one set of rules in many important respects. In the past three years that position has been impacted by two events. In its 2009 decision known as Cuomo v. Clearing House Association L.L.C., the U.S. Supreme Court determined that the OCC does not have the exclusive ability to enforce certain state and local laws applicable to certain business activities of national banks which are not pre-empted by federal law. Cuomo holds that the National Bank Act allows states to enforce non-pre-empted laws through judicial proceedings against national banks. In 2010 the Reform Act codified the Cuomo holding and created the Bureau, which has certain regulatory powers over national banks in consumer matters. In 2011, acting under the Reform Act, the OCC conformed its pre-emption rule to Cuomo and the requirements of the Reform Act regarding visitorial powers and pre-emption standards. Since that time a number of courts have found various state laws to be applicable to national banks in reliance on the Reform Act. Dealing with potential state and local enforcement activity relating to non-pre-empted laws would, at a minimum, increase the compliance costs for national banks like ours that have operations or customers in more than one state.

          We face the risk of increased litigation from customers, employees, vendors, contractual parties, and other persons, either singly or in class actions, and from federal, state, and local entities and regulators. Since 2008 the risks of certain types of litigation have increased. For us, the most notable of those types are (i) lender liability claims, (ii) claims involving investors or counterparties in financial distress, including investors in mortgage securities sold prior to 2008, (iii) claims based on declines in our stock price, and (iv) claims based on novel legal theories. The risk from the first two types has increased primarily because borrowers and other contractual counterparties have experienced financial stress, in many cases resulting in an attempt to obtain funds or relief from a solvent party (us). We expect that this heightened risk level will not abate until after economic conditions, including residential real estate values, substantially improve. The elevated risk associated with type (iii) largely is a result of volatile stock price performance and eventually should fall back to ordinary levels if volatility in our stock price moderates.

          Two recent examples illustrate type (iv). A number of local governments have enacted ordinances requiring lenders, prior to foreclosure, to register, inspect, and/or maintain real properties securing loans that are in default or pending foreclosure. Compliance with these ordinances exposes lenders to litigation risk for violation of the owner’s property rights and significant additional costs. Moreover ordinances of this type adversely alter the business climate and can raise the costs and risks of lending for all lenders.

          In addition, a county in California has proposed to use its eminent domain power to seize mortgage loans and the underlying properties securing them. The values proposed to be paid are not based on cash flows from the loans. If implemented, especially in multiple jurisdictions, such a program would compel the sale of loans at prices which could be significantly less than book value, resulting in potentially substantial loss.

Risks of Expense Control

          Our ability to successfully manage expenses is important to our long-term survival and prosperity but in part is subject to risks beyond our control. Many factors can influence the amount of our expenses, as well as how quickly they grow. As our businesses change, either by expansion or contraction, additional expenses can arise from asset purchases, structural reorganization, evolving business strategies, and changing regulations, among other things. The importance of managing expenses has been amplified in the current low growth, low net interest margin business environment. Overall, our noninterest expenses have been improving as expense in 2009, 2010,

Exhibit 99.3

and 2011 were $1,536.8 million, $1,341.8 million, and $1,293.0 million, respectively. For the first nine months of 2012, expenses were $1,112.3 million; 2012 expenses have been affected by charges related to legacy mortgage activities as discussed in this Item 1A under the caption “Legacy Mortgage Business Risks” beginning on page 6.

          We manage expense growth and risk through a variety of means, including selectively outsourcing or multi-sourcing various functions and procurement coordination and processes, and through an expense management committee. In recent years we have exited non-strategic businesses and have actively sought to make strategic businesses more efficient primarily by investing in technology, re-thinking and right-sizing our physical facilities, and re-thinking and right-sizing our workforce. These efforts usually entail additional near-term expenses in the form of technology purchases and implementation, facility closure or renovation costs, and severance costs, while expected benefits typically are realized with some uncertainty in the future.

Geographic Risks

          We are subject to risks of operating in various jurisdictions. To a significant degree our banking business is exposed to economic, regulatory, natural disaster, and other risks that primarily impact Tennessee and neighboring states where we do our traditional banking business. If the Tennessee region were to experience adversity not shared by other parts of the country, we are likely to experience adversity to a degree not shared by those competitors which have a broader footprint.

          We have a capital markets office outside of the United States in Hong Kong. Operating a non-U.S. office creates a number of risks: the risk that taxes, licenses, fees, prohibitions, and other barriers and constraints may be created or increased by the U.S. or other countries that would impact our ability to operate overseas profitably or at all; the risk that our assets and operations could be nationalized in whole or part without adequate compensation; the risk that currency exchange rates could move unfavorably so as to diminish or destroy the U.S. dollar value of assets, or to enlarge the U.S. dollar value of liabilities, the risk that legal recourse against foreign counterparties may be limited in unexpected ways, risks and costs associated with U.S. banking and other regulation of non-U.S. business activities; and the risk that political or cultural preferences in a host country might become antagonistic to U.S. companies. Our ability to manage those and other risks depends upon a number of factors, including: our ability to recognize and anticipate differences in cultural and other expectations applicable to customers, employees, regulators, vendors, and other business partners and counterparties; our ability to recognize and act upon opportunities and constraints peculiar to the countries and cultures in which our offices operate; our ability to recognize and manage any exchange rate risks to which we are exposed; and our ability to anticipate the stability of or changes in the political, legal, and monetary systems of the countries in which our offices operate.

Insurance

          Our property and casualty insurance may not cover or may be inadequate to cover the risks that we may become subject to, and we may be adversely affected by a default by the insurers that provide us mortgage and bank-owned life insurance.

          We use insurance to manage a number of risks, including damage or destruction of property as well as legal and other liability. Not all such risks are insured, in any given insured situation our insurance may be inadequate to cover all loss, and many risks we face are uninsurable. For those risks that are insured, we also face the risks that the insurer may default on its obligations or that the insurer may refuse to honor them. We treat the former risk as a type of credit risk, which we manage by reviewing the insurers that we use and by striving to use more than one insurer when practical. The risk of refusal, whether due to honest disagreement or bad faith, is inherent in any contractual situation.

          A portion of our retail loan portfolio involves mortgage default insurance. If a default insurer were to experience a significant credit downgrade or were to become insolvent, that could adversely affect the carrying value

Exhibit 99.3

of loans insured by that company, which could result in an immediate increase in our loan loss provision or write-down of the carrying value of those loans on our balance sheet and, in either case, a corresponding impact on our financial results. In recent years events of this sort have happened. If many default insurers were to experience downgrades or insolvency at the same time, the risk of a financial impact would be amplified and the disruption to the default insurance industry could curtail our ability to originate new loans that need such insurance, which could result in a loss of business for us.

          We own certain bank-owned life insurance policies as assets on our books. Some of those policies are “general account” and others are “separate account.” The general account policies are subject to the risk that the carrier might experience a significant downgrade or become insolvent. The separate account policies are less susceptible to carrier risk, but do carry the risk of value fluctuations in securities which underlie those policies. Both risks are managed through periodic reviews of the carriers and the underlying security values. However, particularly for the general account policies, our ability to liquidate a policy in anticipation of an adverse carrier event is significantly limited by applicable insurance contracts and regulations as well as by a substantial tax penalty which could be levied upon early policy termination.

Liquidity and Funding Risks

          Liquidity is essential to our business model and a lack of liquidity or an increase in the cost of liquidity may materially and adversely affect our businesses, results of operations, financial conditions and cash flows. In general, the costs of our funding directly impact our costs of doing business and, therefore, can positively or negatively affect our financial results. Our funding requirements in 2011 and 2012 were met principally by deposits and by financing from other financial institutions. Historically we also depended upon financing from private institutional investors by means of the capital markets. In 2008 and 2009 we were not able to utilize the private markets economically, but late in 2010 we issued and sold $500 million of senior notes in an underwritten offering which remain outstanding at September 30, 2012. The recent past illustrates, however, the risk that capital markets may become unavailable for reasons beyond our control. Deposits traditionally have provided our most affordable funds, and in 2010, 2011, and 2012 our deposits have generally trended upward despite the low-interest-rate environment. However, deposit trends can shift with economic conditions; if the economy improves, deposit levels in our Bank might fall as depositors become more comfortable with risk and seek higher returns in other vehicles. In addition, the government’s TAG insurance program, which was implemented in 2008 during the financial crisis, expired on December 31, 2012. The TAG program granted unlimited FDIC insurance to certain commercial deposit accounts. The expiration of the program may cause deposit levels to fall or become more volatile.

          A number of more general factors could make such funding more difficult, more expensive, or unavailable on affordable terms, including, but not limited to, our financial results, organizational or political changes, adverse impacts on our reputation, changes in the activities of our business partners, disruptions in the capital markets, specific events that adversely impact the financial services industry, counterparty availability, changes affecting our loan portfolio or other assets, changes affecting our corporate and regulatory structure, interest rate fluctuations, ratings agency actions, general economic conditions, and the legal, regulatory, accounting, and tax environments governing our funding transactions. In addition, our ability to raise funds is strongly affected by the general state of the U.S. and world economies and financial markets as well as the policies and capabilities of the U.S. government and its agencies, and may become or remain increasingly difficult due to economic and other factors beyond our control.

          Events affecting interest rates, markets, and other factors may adversely affect the demand for our products and services in our capital markets business. As a result, disruptions in those areas may adversely impact our earnings in that business unit. For instance, market disruptions in 2007 significantly reduced the demand for certain of our capital markets products and services.

Exhibit 99.3

Credit Ratings

          Our credit ratings directly affect the availability and cost of our funding. The Corporation and the Bank currently receive ratings from several rating entities for unsecured borrowings. A rating below investment grade typically reduces availability and increases the cost of market-based funding. A debt rating of Baa3 or higher by Moody’s Investors Service, or BBB- or higher by Standard & Poor’s and Fitch Ratings, is considered investment grade for many purposes. In recent years, including most recently in third quarter 2012, we have experienced downgrades by the various agencies at various times. At September 30, 2012, all three rating agencies continued to rate the unsecured senior debt of the Corporation and the Bank as investment grade, although we were at or near the lowest levels of that grade. To the extent that in the future we depend on institutional borrowing and the capital markets for funding and capital, we could experience reduced liquidity and increased cost of funding if our debt ratings were lowered further, particularly if lowered below investment grade. In addition, other actions by ratings agencies can create uncertainty about our ratings in the future and thus can adversely affect the cost and availability of funding, including placing us on negative outlook or on watchlist. Please note that a credit rating is not a recommendation to buy, sell, or hold securities, is subject to revision or withdrawal at any time, and should be evaluated independently of any other rating.

          Reductions in our credit ratings could allow counterparties to terminate and immediately force us to settle certain derivatives agreements, and could force us to provide additional collateral with respect to certain derivatives agreements. At this time, all of our ISDA master netting agreements reference the lower of S&P or Moody’s ratings. Based on those ratings, for some time we have been required to post collateral in the amount of our derivative liability positions with most derivative counterparties. Should a one or two notch S&P or Moody’s downgrade occur, the maximum additional collateral we would have been required to post is approximately $8 million as of September 30, 2012.

Interest Rate and Yield Curve Risks

          We are subject to interest rate risk as a significant portion of our business involves borrowing and lending money. Accordingly, changes in interest rates directly impact our revenues and expenses, and potentially could expand or compress our net interest margin. We actively manage our balance sheet to control the risks of a reduction in net interest margin brought about by ordinary fluctuations in rates.

          The value of our mortgage servicing rights (“MSR”) portfolio is affected by changes in interest rates. Although we sold our mortgage servicing platform in 2008, we still retain substantial MSR assets. The value of MSR assets declines when the underlying loans are refinanced, otherwise paid early, or charged off. Generally, when interest rates increase, the value of MSR generally increases, and when rates decline the value of MSR tends to decline. However, those general tendencies do not result in concrete outcomes in all circumstances; for example, a decrease in interest rates does not always result in a predictable increase in refinancings because other factors may blunt loan demand or curtail credit availability.

          A flat or inverted yield curve may reduce our net interest margin and adversely affect our lending business. The yield curve simply shows the interest rates applicable to short and long term debt. The curve is steep when short-term rates are much lower than long-term rates; it is flat when short-term rates are nearly equal to long-term rates; and it is inverted when short-term rates exceed long-term rates. Historically, the yield curve normally is positively sloped. However, the yield curve can be relatively flat or inverted for short or even protracted periods. A flat or inverted yield curve tends to decrease net interest margin, which would adversely impact our lending businesses, and it tends to reduce demand for long-term debt securities, which would adversely impact the revenues of our capital markets business. A goal and effect of certain actions by the Federal Reserve over the past few years has been to flatten the yield curve, and our net interest margin has declined over this period. A prolonged inversion of the yield curve historically is so uncommon that it is difficult to predict all the effects that such a market condition is reasonably likely to create.

Exhibit 99.3

          Expectations by the market regarding the direction of future interest rate movements, particularly long-term rates, can impact the demand for long-term debt which in turn can impact the revenues of our capital markets business. That risk is most apparent during times when strong expectations have not yet been reflected in market rates, or when expectations are especially weak or uncertain.

Securities Inventories and Market Risks

          The inventories we hold in our capital markets business are subject to market and credit risks. In the course of that business we hold inventory positions and are exposed to certain risks of market fluctuations. In addition, we are exposed to credit risk and interest rate risk associated with debt securities. We manage the risks of holding inventories of securities through certain policies and procedures, including hedging activities related to certain interest rate risks. Capital markets trading securities (long positions) were $1.2 billion as of September 30, 2012, and $962.1 million as of the end of 2011.Trading liabilities (short positions) were $517.0 million and $347.3 million at the end of third quarter 2012, and December 31, 2011, respectively.

          Declines, disruptions, or precipitous changes in markets or market prices can adversely affect our fees and other income sources. We earn fees and other income related to our brokerage business and our management of assets for customers. Declines, disruptions, or precipitous changes in markets or market prices can adversely affect those revenue sources.

          Significant changes to the securities market’s performance can have a material impact upon our assets, liabilities, and financial results. We have a number of assets and obligations that are linked, directly or indirectly, to major securities markets. Significant changes in market performance can have a material impact upon our assets, liabilities, and financial results.

          A major example of that linkage is our obligation to fund our pension plan so that it may satisfy benefit claims in the future. Our pension funding obligations generally depend upon actuarial estimates of benefits claims and actuarial estimates of future plan asset values. To a substantial extent the pension plan invests its assets in marketable securities. Our obligations to fund the plan can diminish substantially if the plan’s investments perform well, and can grow substantially if those investments perform poorly. Changes in those obligations generally translate into positive or negative changes in our pension expense, which in turn affects our financial performance. Although our obligations and expenses relative to the plan can be affected by many other things, including changes in our participating employee population and changes to the plan itself, declines in market performance in recent years have tended to increase our obligations to fund the pension plan, and that tendency is likely to continue to be felt over the next several years. We froze new plan benefits after 2012, and recently we changed the plan’s asset allocation investment strategy. Although we expect these changes to moderate future volatility in this area, risk of some level of volatility is unavoidable. That risk of volatility would be amplified if certain actuarial assumptions change adversely, especially the discount rate used to estimate the projected benefit obligation, or if the accounting rules regarding pension liability estimates change adversely.

          Our hedging activities may be ineffective, may not adequately hedge our risks and are subject to credit risk. In the normal course of our businesses, including (among others) banking, capital markets, and legacy mortgage servicing, we attempt to create partial or full economic hedges of various, though not all, financial risks. In our legacy mortgage serving business, we hedge servicing assets (MSR and other retained interests) in order to minimize the effects of loss in value of servicing assets associated with increased prepayment activity that generally results from declining interest rates. Capital markets economically hedges interest rate risk on a portion of its trading portfolio with futures and options contracts. We also use derivatives, including swaps, caps, options, and collars, that are designed to moderate the impact on earnings as interest rates change. Generally, these hedged items include certain term borrowings and certain held-to-maturity loans. Hedging creates certain risks for us, including the risk that the other party to the hedge transaction will fail to perform (counterparty risk, which is a type of credit risk), and

Exhibit 99.3

the risk that the hedge will not fully protect us from loss as intended (hedge failure risk). Unexpected counterparty failure or hedge failure could have a significant adverse effect on our liquidity and earnings.

Accounting Risks

          The preparation of our consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make significant estimates that affect the financial statements. Three of our most critical estimates are: the level of the allowance for credit losses; the level of repurchase, make-whole, and foreclosure reserves; and the valuation of mortgage servicing rights. However, other estimates occasionally become highly significant, especially in volatile situations such as litigation and other loss contingency matters. Estimates are made at specific points in time; as actual events unfold, estimates are adjusted accordingly. Due to the inherent nature of these estimates, it is possible that, at some time in the future, we may significantly increase the allowance for credit losses and/or sustain credit losses that are significantly higher than the provided allowance, or we may recognize a significant provision for impairment of our goodwill or other assets, or we may recognize a significant decline in the fair value of our mortgage servicing rights, or we may make some other adjustment that will differ materially from the estimates that we make today.

          A reduction in our taxable earnings outlook could adversely affect the value of our deferred tax asset, as could a reduction in our corporate income tax rate. We have a net deferred tax asset accumulated during recent years. At September 30, 2012 our net deferred tax asset was approximately $250 million. That value depends in part upon our estimation of our ability to realize the asset during applicable future periods and, less significantly, upon our estimate of future tax rates. A significant adverse change in our taxable earnings outlook could result in an impairment of the value of our deferred tax asset. During 2012 both major U.S. political parties favored a reduction in U.S. corporate income tax rates. Enactment of rate reductions in the future could result in an impairment.

          Changes in accounting rules can significantly affect how we record and report assets, liabilities, revenues, expenses, and earnings. Although such changes generally affect all companies in a given industry, in practice changes sometimes have a disparate impact due to differences in the circumstances or business operations of companies within the same industry. For example, in late 2012 the Financial Accounting Standards Board re-proposed for comment an accounting standard update which would substantially change how we recognize loss associated with loans. The new standard, which is not in final form and may not become effective for several years, is intended to accelerate recognition of loan loss. Final adoption of this standard could adversely affect our provision for loan loss expense, at least initially, and could make certain loan products less attractive.

          Changes in regulatory rules can create significant accounting impacts for us. Because we operate in a regulated industry we prepare regulatory financial reports based on regulatory accounting rules. Changes in those rules can have significant impacts upon us in terms of regulatory compliance. In addition, such changes can impact our ordinary financial reporting, and uncertainties related to such changes can create uncertainties in our financial reporting. A recent such impact is discussed below.

          Interagency supervisory guidance was issued in 2012 related to practices for loans and lines of credit secured by junior liens on 1-4 family residential properties. Such guidance requires that the performance of the first lien should be considered when assessing the collectability and inherent loss of a performing junior lien. Additionally, the guidance states that an institution’s income recognition policy should incorporate management’s consideration of all reasonably available information including, for junior liens, the performance of the associated senior liens as well as trends in other credit quality indicators.

          We own and service a consumer real estate portfolio that is primarily composed of home equity lines and installment loans. As of September 30, 2012, that amount was $5.3 billion. As of September 30, 2012, approximately $3 billion or 57 percent of the consumer real estate portfolio consisted of stand alone second liens. We own or service less than 5 percent of the first liens that are senior to these stand alone second liens. For our performing second

Exhibit 99.3

liens that are behind firsts that we either own or service, we place the second lien on nonaccrual if the first lien is either 90 days or more past due, is in foreclosure, or if it has been modified and reported as a troubled debt restructuring. Currently, we do not have a reliable methodology to actively monitor the performance status of the first liens that are serviced by others. However, there are situations in which we may obtain first lien performance information through loss mitigation and/or collections activities. If we discover that there are performance issues with the first lien, we place the second lien on nonaccrual status at that time. During 2012 and continuing into early 2013, we have been and are continuing to evaluate whether data on first liens provided by third parties, including vendors, may be reasonably relied upon in order to predict performance of the associated second liens. It is possible that if our evaluation methods are changed our additions to nonperforming loans may be material.

Risks of Holding our Common Stock

          The principal source of cash flow to pay dividends on our common stock is dividends and distributions from the Bank, and the Bank cannot currently pay dividends to us without regulatory approval. We primarily depend upon common dividends from the Bank for cash to fund common dividends. However, because of losses and Bank dividends over the two year period 2011-2012, regulatory constraints prevent the Bank from declaring and paying dividends to us in 2013 without regulatory approval. Applying the applicable regulatory rules, as of September 30, 2012 and December 31, 2011, the Bank had negative $297.3 million and negative $403.9 million, respectively, available for dividends.

          Also, we are required to provide financial support to the Bank. Accordingly, at any given time a portion of our funds may have to be used for that purpose and therefore would be unavailable for dividends.

          Furthermore, the Federal Reserve and the OCC have issued policy statements generally requiring insured banks and bank holding companies only to pay dividends out of current operating earnings. The Federal Reserve has released a supervisory letter advising bank holding companies, among other things, that as a general matter a bank holding company should inform the Federal Reserve and should eliminate, defer or significantly reduce its dividends if (i) the bank holding company’s net income available to shareholders for the past four quarters, net of dividends previously paid during that period, is not sufficient to fully fund the dividends; (ii) the bank holding company’s prospective rate of earnings is not consistent with the bank holding company’s capital needs and overall current and prospective financial condition; or (iii) the bank holding company will not meet, or is in danger of not meeting, its minimum regulatory capital adequacy ratios. As mentioned above, at present the capital requirements applicable to us are expected to change and it is not clear what those changes will entail.

          Common stockholders will suffer dilution if we raise capital through public or private equity financings to fund our operations, to increase our capital, or to expand. If we raise funds by issuing equity securities or instruments that are convertible into equity securities, the percentage ownership of our current stockholders will be reduced, the new equity securities may have rights and preferences superior to those of the common stock, and additional issuances could be at a sales price which is dilutive to current stockholders. We may also issue equity securities directly as consideration for acquisitions we may make that could be dilutive to stockholders.

          Provisions of Tennessee law, and certain provisions of our charter and bylaws, could make it more difficult for a third party to acquire control of us or could have the effect of discouraging a third party from attempting to acquire control of us. These provisions could make it more difficult for a third party to acquire us even if an acquisition might be at a price attractive to many of our stockholders.